UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2015

Kansas City Southern

(Exact name of registrant as specified in its charter)

Delaware	1-4717	44-0663509
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

427 West 12th Street

Kansas City, Missouri 64105

(Address of principal executive office)(Zip Code)

(816) 983-1303

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

In connection with the Exchange Offers and Consent Solicitations (as defined in Item 8.01 below), Kansas City Southern (the “Company”) is disclosing under Item 7.01 of this Current Report on Form 8-K the following information:

Revolving Credit Facility

As of November 9, 2015, commitments have been provided by certain financial institutions for a new $800.0 million revolving credit facility of the Company (the “KCS Revolving Credit Facility”). The Company expects to enter into the KCS Revolving Credit Facility on the settlement date of the Exchange Offers with certain of its domestic subsidiaries named therein as guarantors, the various financial institutions and other persons from time to time parties thereto as lenders and/or issuing banks (the “Lenders”) and Bank of America, N.A., as administrative agent for the Lenders (“Agent”). However, effectiveness of the KCS Revolving Credit Facility is conditioned upon the consummation of the Exchange Offers and Consent Solicitations upon the terms and conditions as set forth in the offering memorandum and certain other conditions required under the credit agreement governing the KCS Revolving Credit Facility. Upon effectiveness of the KCS Revolving Credit Facility, the commitments of the lenders under the existing revolving credit facilities of each of The Kansas City Southern Railway Company (“KCSR”) and Kansas City Southern de México, S.A. de C.V. (“KCSM”) will be terminated, all guaranties thereunder will be released, all liens thereunder (if any) will be discharged and all indebtedness and other obligations outstanding thereunder will be repaid in full.

The KCS Revolving Credit Facility will provide the Company with a five-year $800 million revolving credit facility consisting of (i) a revolving facility in an amount up to $800 million and (ii) a standby letter of credit facility in an amount up to $25 million which shall constitute usage under the revolving facility.

The outstanding principal balance of loans under the KCS Revolving Credit Facility will bear interest at floating rates. At the Company’s option, the loans will bear interest at a rate equal to (i) Eurodollar Rate (to be defined in the credit agreement governing the KCS Revolving Credit Facility) plus the applicable margin (which, depending on the Company’s credit ratings, will be between 1.125% to 2.00%) (the “Applicable Margin”) or (ii) the Base Rate (to be defined as the highest of (a) the federal funds rate plus  1⁄2 of 1%, (b) the Bank of America prime rate and (c) one-month Eurodollar Rate plus 1.00%) plus the Applicable Margin; provided that, with respect to the loans under the KCS Revolving Credit Facility, Eurodollar Rate shall at no time be less than zero.

Each guarantor will guarantee repayment of the amounts due under the KCS Revolving Credit Facility.

The Company will give certain representations and warranties that are customary for credit agreements of this type. The KCS Revolving Credit Facility will also contain affirmative and negative covenants that are customary for credit agreements of this type, including financial maintenance covenants related to a leverage ratio and an interest coverage ratio (each to be defined in the credit agreement governing the KCS Revolving Credit Facility).

Events of default under the KCS Revolving Credit Facility will be customary for transactions of this type and will include, without limitation, non-payment of obligations, breach of any representation or warranty, non-performance of covenants and obligations, default on other indebtedness, certain judgments rendered, change of control, bankruptcy or insolvency events, customary ERISA defaults and the revocation, termination, abrogation, appropriation or repudiation of the Concession Title (to be defined in the credit agreement governing the KCS Revolving Credit Facility). The occurrence of an event of default could result in the termination of the commitments and the acceleration of the repayment of any outstanding principal balance of the KCS Revolving Credit Facility.

Commercial Paper Program

The Company expects to enter into agreements on the settlement date of the Exchange Offers to establish a new $800.0 million commercial paper program (the “KCS Commercial Paper Program”), which will serve as the Company’s primary means of short-term funding. The KCS Revolving Credit Facility will serve as a backstop for the KCS Commercial Paper Program. Upon entry into the KCS Commercial Paper Program, KCSR’s and KCSM’s existing commercial paper programs will be terminated.

Pursuant to General Instruction B.2 of Form 8-K and Securities and Exchange Commission Release No. 33-8176, the information contained in this Item 7.01 shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01.	Other Events.

On November 9, 2015, the Company issued a press release announcing the commencement of offers to exchange (the “Exchange Offers”) any and all outstanding notes of certain series issued by its wholly-owned subsidiaries KCSR and KCSM (collectively, the “Existing Notes”) for new notes to be issued by the Company (collectively, the “KCS Notes”) and cash.

In addition, the Company also announced the commencement of consent solicitations, on behalf of KCSR or KCSM, as applicable (the “Consent Solicitations”), relating to proposed amendments to eliminate (i) covenants in the indentures governing the applicable Existing Notes with respect to (a) liens, (b) changes of control, (c) additional guarantors, (d) reports and (e) to the extent described therein, consolidations, mergers and sales of assets and (ii) all events of default with respect to the applicable Existing Notes, other than events of default relating to the failure to pay principal of (or premium, if any, on) and interest on such Existing Notes and the enforceability of the guarantees (if any).

A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description

99.1	Press Release regarding the KCS Notes, dated November 9, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KANSAS CITY SOUTHERN

By:	/s/ Adam J. Godderz
Name:	Adam J. Godderz
Title:	Corporate Secretary

Date: November 9, 2015

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release regarding the KCS Notes, dated November 9, 2015